UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 8, 2010

RAM ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50682	20-0700684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5100 E. Skelly Drive, Suite 650, Tulsa, Oklahoma	74135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (918) 663-2800

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On December 8, 2010, our wholly-owned subsidiary, RWG Energy, Inc., completed the sale to Milagro Producing, LLC, a privately owned company located in Houston, Texas, of all of our oil and natural gas properties and related assets located in the Boonsville and Newark East fields of Jack and Wise Counties, Texas. The effective date of the sale is October 1, 2010. The sale properties include all of our Bend Conglomerate shallow gas properties, a mature natural gas field, and all of our North Texas Barnett Shale properties, a developing field, including both producing properties and undeveloped leasehold. We received net cash proceeds at closing of $42.3 million after all closing adjustments.

Proved reserves from these properties accounted for approximately 26.4 billion cubic feet equivalent (Bcfe) of natural gas, natural gas liquids and oil, or an estimated 13% of our year-end 2009 proved reserves of 204 Bcfe.  For the quarter ended June 30, 2010, our net production from the properties averaged 5,635 Mcfe per day, accounting for 10% of our aggregate field operating cash flow (defined as revenues less production expenses and severance taxes) during the quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAM ENERGY RESOURCES, INC.
(Registrant)

December 13, 2010	By: /s/ G. Les Austin
Name: G. Les Austin
Title: Senior Vice President, Chief Financial Officer, Secretary and Treasurer